Exhibit 8.2

May 16, 2017

File No.      258919

Fortis Inc.
Fortis Place, Suite 1100
5 Springdale Street
St. John’s, NL   A1E 0E4

Dear Sirs/Mesdames:

Re: Fortis Inc.

We have acted as Canadian counsel to Fortis Inc. (the “Corporation”) in connection with the filing of a registration statement on Form F-3 (the “Registration Statement”) with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder, that registers 6,000,000 common shares of the Corporation issuable pursuant to the Corporation’s Dividend Reinvestment and Share Purchase Plan.

We hereby confirm to you that, insofar as they describe provisions of Canadian federal income tax law, the statements set forth under the caption “Canadian Federal Income Tax Considerations” in the Registration Statement are, subject to the qualifications, exceptions, assumptions, and limitations contained therein, our opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, or any amendment pursuant to Rule 462 under the Act.  In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations thereunder.

Yours very truly,

/s/ DAVIES WARD PHILLIPS & VINEBERG LLP